Exhibit 8.01

                                                         American Stock Exchange
                                                         86 Trinity Place
                                                         New York, NY 10006-1872

James P. Mollen
Director - Listing Qualifications
T 212 306 2391
F 212 306 5359
James.mollen@amex.com

Via Facsimile and Mail
----------------------

April 5, 2005

Mr. Keith LeBlanc
President
Orion Healthcorp, Inc.
10700 Richmond Ave., Suite 300
Houston, TX 77042

Dear Mr. LeBlanc:

As you are aware, Orion Healthcorp, Inc. ("Orion" or the "Company") is not in compliance with some of the American Stock Exchange's (the "Amex" or the "Exchange") continued listing standards. Specifically, the Company does not meet
Section 1003(d) of the Amex Company Guide (the "Company Guide),(1) which states that the Exchange will normally consider suspending dealings in, or removing from the list, the security which fails to comply with listing or other agreements with the Exchange in any material respect. In this regard, Staff notes that the Company does not meet Section 711 of the Company Guide in that, in March 2003, it issued shares to consultants without shareholder approval and
Section 713 of the Company Guide in that, in March 2003, it issued more than 23% of its then outstanding shares at a price less than the greater of book value and market value without shareholder approval.

Thank you for your submissions dated March 10, 2005. The Exchange has completed its review of Orion's plan of compliance and supporting documentation (the "Plan") and has determined that, in accordance with Section 1009 of the Company Guide, the Plan makes a reasonable demonstration of an ability to regain compliance with the continued listing standards by the end of the plan period, which we determined to be no later than May 31, 2005 (the "Plan Period"). Therefore, at this time we are prepared to continue the listing of Orion subject to the following conditions:

      i. The Company must make a public announcement through the news media by April 12, 2005, disclosing the fact that it is not in compliance with the continued listing standards of the Exchange and that its listing is being continued pursuant to an extension. The targeted completion date of May 31, 2005 must also be disclosed. For your convenience, we have enclosed sample press release language and a list of news services that the Company may use in connection with this disclosure.(2)

(1)  The Amex Company Guide may be accessed at www.amex.com.
(2) This notice should be provided to the attention of the Amex StockWatch Department (telephone: 212-306-8383; facsimile: 212-306-1488), and to Diana Dodi at (facsimile: 212-306-5359) at least 20 minutes prior to dissemination.

Mr. Keith LeBlanc
April 5, 2005
Page 2


     ii. The Company must continue to provide the Exchange Staff with updates in conjunction with the initiatives of the Plan as appropriate or upon request, but no later than at each quarter completion concurrent with the Company's appropriate filing with the Securities and Exchange Commission.

    iii. Exchange Staff will review Orion periodically for compliance with the Plan. If the Company does not show progress consistent with the Plan, the Exchange Staff will review the circumstances and may immediately commence delisting proceedings. Additionally, please be advised that consistent with the Exchange's obligations and responsibilities as a self-regulatory organization, the Exchange Staff is authorized to initiate immediate delisting proceedings as appropriate in the public interest, notwithstanding the terms of this letter.

At the end of the Plan Period, May 31, 2005, Orion must be in compliance with all the continued listing standards. Failure to regain compliance within the timeframes outlined above will likely result in the Exchange Staff initiating delisting proceedings pursuant to Section 1009 of the Company Guide.

We appreciate your attention to this matter and we look forward to continuing to work with you through this difficult time. Towards that end, it is important during this process that you continue to communicate with the Exchange on a proactive basis regarding all corporate developments. If we may be of any assistance in this matter, please do not hesitate to contact me, or Diana Dodi, Lead Analyst, at (212) 306-2396.

Please acknowledge your acceptance of the conditions outlined in this letter by signing and returning the enclosed copy of this letter by April 12, 2005.

Very Truly Yours,
                                                     Acknowledged and Agreed to:


                                                                     Date:
                                                     ---------------------------
                                                     Mr. Keith LeBlanc
                                                     President
                                                     Orion Healthcorp, Inc.

Enclosures